Exhibit 10.3

SEPARATION AGREEMENT AND FIRST GENERAL RELEASE

This Separation Agreement and First General Release (“Agreement”) is entered into between Karen Schmitt (“Employee”) and Maiden Holdings, Ltd. (the “Company”), and dated August 14, 2018.
1.    Termination of Employment Relationship. Employee and the Company will end their employment relationship on March 1, 2019 or such earlier date as the Company shall elect with prior written notice (the “Termination Date”). Prior to that date, Employee will continue to be employed by the Company, in the following capacity:

•
Executive Vice President of the Company based in Bermuda. Reporting to the Company’s Chief Executive Officer (CEO), Employee will provide service and assistance to the Company to assist in the transition of her role to the new Chief Financial Officer of the Company as well as to provide advice and counsel to the new CEO.

•	Employee shall endeavor to adhere in all material respects to the Company’s material standards of conduct, policies, rules and regulations.

•
The Company will provide the Employee her current level of base compensation, health, car, housing and welfare and pension benefits in accordance with specific Maiden benefit and pension plan requirements during such time; provided, however, that the Company retains its right to amend, modify, or discontinue any of its health, welfare and pension plans in its sole discretion, in which event Employee will receive such benefits at the same level and under the same terms as other executives at her level.

2.    Relief of Duties. The Employee shall be relieved of all duties on the Termination Date. Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company on or after the Termination Date.
3.    Consideration. In consideration of Employee’s promises in this Agreement, Company will provide Employee the following:

a.
a lump sum payment for the amount of $3,325,000 (“Lump Sum”), which amount includes payment in satisfaction of Employee’s three current Long Term Incentive Plan (“LTIP”) grants, which Employee hereby waives. Such sum shall be paid to Employee as follows: $2,000,000 on or about August 31, 2018, (or, if the Agreement has not become effective by that date, as soon as practicable following the effective date of this Agreement), and the remainder of $1,325,000 (the “Second Payment”) within one week following the effective date of the Second Release in the form attached hereto as Appendix A. The Company shall on or about the Termination Date sign and deliver to the Employee the Second Release.

b.
Employee shall have the option to convert all of her remaining Company share options into a cash payment as calculated pursuant to a Black-Scholes computation based upon the closing share price on December 3, 2018, which shall be furnished by the Company to Employee by December 10, 2018. In the event Employee thereafter elects such cash payment option, the Company shall promptly remit such payment to Employee. If Employee elects to retain all of her share options, then vested share options held by Employee at the time of the Termination Date shall retain their full expiration date of 10 years from the original grant date.

c.	Company shall promptly provide for tax gross up and tax return prep fees for the 2018 and 2019 fiscal years.

d.	By the Termination Date, the Company will provide Employee a repatriation lump sum allowance, for moving of household goods from Bermuda, up to $15,000 upon receipt of the bill(s) for such services.

e.
If the Termination Date is prior to March 1, 2019, the Company shall pay the remaining base salary and equivalent cost of the benefits which would have otherwise been payable hereunder, and shall continue to pay Employee’s car and housing allowances, through March 1, 2019.

f.
Effective as of the Termination Date, the Employee hereby irrevocably resigns from (1) all Board of Directors positions (including Board committee positions) she has with Maiden Holdings, Ltd., and any other member of the Group (defined below in Paragraph 5(a) with respect to which she has not already resigned, and (2) all fiduciary positions (including as trustee) she holds with respect to any pension plans or trusts established by any member of the Group. The Employee agrees that this Agreement will serve as her written notice of resignation and that she will execute any documents necessary to formalize or carry out such resignations.

Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee accrued but unused PTO in the amount of $166,000, and unpaid expenses, regardless of whether Employee signs this Agreement.
4.    Tax Treatment. The Company has agreed to the Employee’s request that the payments set forth above in Section 3(a) shall be paid in Bermuda, and at her request therefore, the Company will not withhold standard tax and other applicable withholdings from such sums. The Employee acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to the Employee pursuant to this Agreement, if any. The Employee agrees to pay all federal, state or local taxes owed by the Employee, if any, which are required by law to be paid with respect to any payments made by the Company to her herein, except that Company will indemnify Employee for any additional tax and/or penalties or interest, if any, on a grossed-up basis, for taxes, interest and or penalties imposed by Section 409A (as such term is defined below).
5.    Full and Final Releases.
a.For good and valuable consideration, including but not limited to the promise of severance pay and benefits set forth in Section 3 of this Agreement, except as otherwise provided in Paragraph 5(c) below, the Employee knowingly, voluntarily and unconditionally waives, releases and forever discharges the Company, and its parent, subsidiary, affiliated, predecessor and related companies (the “Group”) and each of their current and former directors, officers, employees, shareholders, attorneys, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such plans or programs) (collectively, the “Released Parties”), from any and all claims, demands, liabilities, obligations, actions, and causes of action that may lawfully be released by private agreement (collectively, “Claims”) that the Employee (or her heirs, executors, administrators, successors, assigns and legal representatives) has, had or may have, of any nature and arising out of or relating to any matter or thing whatsoever, whether known or unknown, from the beginning of the world through the date she signs this Agreement. Claims released and discharged under this Section 3 include, but are not limited to:
(i) Any and all Claims regarding the terms, conditions, and privileges of Employee’s employment and the termination thereof, except for Employee’s right to indemnification and as otherwise provided in this Agreement;
(ii) Any and all Claims for unpaid compensation, bonuses, deferred, retention or incentive compensation, or health, welfare or other benefits under any agreement, policy, practice or plan maintained by any of the Released Parties, except as stated in Sections 1 and 3 of this Agreement;
(iii) Any and all Claims under any of the following laws: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (“ADEA”), the Americans with Disabilities Act, the Executive Retirement Income Security Act (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Family and Medical Leave Act, the Rehabilitation Act, Executive Order 11246, the Fair Credit Reporting Act, the New York Labor Law, the New York State Human Rights Law, the New York State WARN Act, the New York City Human Rights Law, the New York City Administrative Code, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, all as amended, and any other federal, state, and local employment statutes, laws, rules, regulations and orders, and those of any other country, to the extent they may be waived by private agreement;
(iv) Any and all Claims under any other federal, state or local law, rule, regulation, or order or the national or local law of any other country (statutory or decisional) for breach of contract, tort, wrongful or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional or negligent infliction of emotional distress, or unlawful discrimination or harassment, or retaliation or whistleblowing of any kind;
(v) Any and all claims for back pay, front pay, attorneys’ fees, compensatory, punitive or exemplary damages; and
(vi) Any and all rights under the laws of any jurisdiction in the United States, Bermuda or any other country, that limit a general release to those Claims that are known or suspected to exist in the Employee’s favor as of the date of this Agreement.
b.    Without limiting the generality of the provisions above, the Employee expressly agrees that the scope of the Claims released under Section 5 of this Agreement prohibits the Employee from acting as a class representative or otherwise participating in any class regarding any action under ERISA or otherwise bringing an action under ERISA on behalf of a plan or trust or otherwise. Except as provided in Section 5(c) below,the Employee agrees that she is waiving any right she may have to obtain or receive any monetary damages or other relief of any kind (including but not limited to settlement proceeds) as a result of any action or proceeding brought by her or by any other person or entity on her behalf regarding any Claims or of any other nature whatsoever, and, to the extent permitted by law, the Employee agrees that she will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.
c.    Notwithstanding anything in this Agreement to the contrary, this Agreement, and the release and waiver by Employee contained in this Section 5 or otherwise, shall not in any way limit, release, waive or discharge (i) the Employee’s right to bring an action to enforce any rights to the payments and benefits set forth in this Agreement; (ii) the Employee’s rights under this Agreement or her rights, if any, to vested benefits under any Company retirement or pension plan as of the date she signs this Agreement or thereafter; (iii) the Employee’s right to pursue any claim that, by law, cannot be released or waived by private agreement, such as a claim for unemployment benefits (which shall not be contested by the Company) or workers’ compensation benefits; (iv) her right to challenge the knowing and voluntary nature of her release of claims under the Age Discrimination in Employment Act; or (v) any or all of the Employee’s rights to indemnification, whether pursuant to Section 10 of the Employee’s Employment Agreement with the Company, dated as of November 1, 2011 (which provision shall remain in effect in accordance with its terms and shall survive the termination of Employee’s employment), this Agreement, the charter, certificate of incorporation, by-laws, certificate of formation, operating agreement or other governing documents of the Company or any other Released Party, insurance policies of or pertaining to the Company or any other Released Party, applicable law or otherwise. The Employee is also not waiving any Claims that arise after the date she signs this Agreement (but any Claims for acts or omissions that occurred before the date she signs this Agreement are released, subject to the exceptions set forth in this subparagraph).
d.    The Employee represents and warrants that as of the date she signs this Agreement she has not filed any civil action, suit, arbitration, charge or legal proceeding against any of the Released Parties, that she has not assigned or pledged any Claim to any person, and that no other person has an interest in the Claims that she is releasing in this Agreement. The Employee agrees that, except as stated below in the final subparagraph of Paragraph 5 if any person or entity files or causes to be filed any civil action, suit, arbitration or other legal proceeding seeking equitable or monetary relief concerning any Claims, she will not seek or accept any personal relief from or as a result of the action, suit, arbitration or other legal proceeding.
e.    In order to further induce the Employee to enter into this Agreement and provide the release set forth above in favor of the Company and the other Released Parties, the Company, for and on behalf of itself and the other Released Parties, hereby releases, waives, and forever discharges the Employee, and the Employee’s heirs, executors, administrators, legal representatives, successors and assigns, from, and promises never to assert, any and all claims, demands, liabilities, obligations, actions and causes of action, expenses and attorneys’ fees, of whatever kind or nature, known or unknown, that the Company or any of the other Released Parties, or any of its or their respective successors and assigns, has, had or may have, of any nature and arising out of or relating to any matter or thing whatsoever, whether known or unknown, from the beginning of the world through the date the Company signs this Agreement. However, this release of claims by the Company shall not be a waiver on behalf of itself or any other party, of (i) any claim related to the enforcement of this Agreement or breach by Employee of this Agreement; (ii) any claims that arise after the date on which the Company signs this Agreement (but any claims that occurred before the date the Company signs this Agreement are released) (iii) any claims that cannot be waived by law; (iv) any claim arising out of or relating to any alleged financial misfeasance or malfeasance, or criminal conduct of Employee;
f.    The Employee understands that nothing in this Agreement, including but not limited to the Releases of Claims in Section 5 of this Agreement, prevents her from filing a charge or complaint with, or from voluntarily participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL) the Securities and Exchange Commission (SEC), the Occupational Health and Safety Administration (OSHA), and/or any other federal, state or local government or regulatory agency charged with the enforcement of any laws, or prevents any Released Party from fully defending against any such charge or participating in any such investigation. Further, the Company and Employee agree that nothing in this Agreement shall be construed to interfere with (i) the ability of any federal, state or local government or other regulatory agency to investigate any such charge or complaint, (ii) Employee’s ability, or that of any Released Party, to communicate voluntarily with, including providing documents or other information to, any such agency, and/or (iii) Employee’s ability, or that of any Released Party, to provide truthful testimony in any court, administrative agency and/or arbitration proceeding. However, by signing this Agreement, Employee understands that, except as provided in Section 5(c) above, she is waiving her right to receive individual relief (including without limitation back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any such charge or complaint, whether filed by her or any other person, except where such a waiver is prohibited and except for any right she may have to receive a payment from a government agency (and not the Company) for information provided to the government agency; and the Employee acknowledges that promises and benefits she will receive under this Agreement fully and completely satisfy any and all such claims.
6.    Proprietary Information.
a.Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Except as permitted by the final subparagraph of Paragraph 5, Employee agrees not to make any such information known to any member of the public. Employee further agrees to return to the Company on or prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain, or as permitted by the final subparagraph of paragraph 5.
a.Notwithstanding the foregoing, the terms “proprietary information,” “confidential information,” or “confidential business and proprietary information,” “trade secrets” (or the like or other variants or combinations thereof) as used in this Section 6, in Section 15, or otherwise in this Agreement, shall not be deemed to include any or all: (i) publicly-available information, (ii)

information the Employee possessed or knew prior to the commencement of her employment with the Company; (iii) information that was provided to the Employee by, or which the Employee learned of from, a third party who or which was not then a party to a written obligation of confidentiality to the Company with respect thereto; (iv) information that was developed by the Employee independent of her employment with the Company; or (v) information that is required to be disclosed by any court, arbitrator, governmental agency or instrumentality, regulatory authority or applicable law. Subject to the foregoing exceptions, the terms “proprietary information,” “confidential information,” or “confidential business and proprietary information,” “trade secrets” (or the like or other variants or combinations thereof) as used in this Section 6, in Section 15, or otherwise in this Agreement shall include information revealed to the Company or its affiliates by third parties, including customers, clients, suppliers or vendors of the Company with the expectation that it would be maintained in confidence by the Company.
7.    Intellectual Property. Employee understands and acknowledges that during her term of employment the Company provided and will be providing access to proprietary and valuable information that Employee might otherwise not receive. In addition, it is understood that, with respect to any inventions or participation in invention modifications or improvements to Company to which Employee has contributed or may contributed while in the employ of the Company and paid by the Company, the Company reasonably seeks to secure such improvements for its own use and practice. These obligations include a duty on the part of Employee to disclose and assign to Company any inventions or other proprietary rights arising during the course of employment, and Employee hereby relinquishes any and all rights to such inventions or proprietary rights or moral rights whatsoever, anywhere in the world.
8.    409-A. It is the understanding and intention of the parties that all payments and benefits payable to Employee under this Agreement and the Second Release are compliant with and/ or exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) so as not to trigger the additional tax and/or penalties or interest imposed by Section 409A. Each payment provided for under this Agreement and the Second Release shall be treated as a separate payment for purposes of the application of Section 409A. If at the time of the Employee’s termination of employment with the Company she is a “specified Employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). To the extent any reimbursements or in-kind benefits due to Employee under this Separation Agreement or the Second Release constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If and to the extent that the Employee or the Company reasonably determine that any amount payable or benefit provided under this Separation Agreement or the Second Release would fail to satisfy any applicable requirement of Section 409A and trigger the additional tax and/or penalties or interest imposed by Section 409A, the parties agree to take reasonable measures to bring it into compliance with Section 409A to avoid such additional tax, penalties or interest (to the extent permitted under Section 409A). Any payments that result from any plan or arrangement that is separately subject to the terms of Section 409A will be made in accordance with the applicable terms of such plan or arrangement. Nothing in this Paragraph 8 is intended as a guarantee to the Employee that additional tax and/or penalties or interest will not arise in respect of payments and benefits payable to Employee under this Agreement and the Second Release. Company will indemnify Employee for any additional tax and/or penalties or interest on a grossed-up basis for tax, penalties and/or interest imposed by Section 409A.
9.    Cooperation. During her employment and for a period of 6 months from and after the date Employee signs the Second Release, Employee agrees to reasonably cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, during the foregoing cooperation period, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Following her Termination Date, the Company will use best efforts to accommodate conflicts with Employee’s business or personal schedule. The Company will reimburse Employee for reasonable expenses and any forfeited compensation in connection with the cooperation described in this paragraph. This Section shall not require Employee to cooperate with the Company with respect to any charge or litigation in which Executive is a charging or complaining party as provided in Paragraph 5(c) or the final subparagraph of Paragraph 5, or any confidential investigation by a government agency in which Executive is a witness for or providing support to a charging or complaining party or requested by such government agency to maintain information in confidence.
10.    Non-Admission. This Agreement shall not be construed as an admission by any Released Party or by Employee of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.
11.    Non-Disparagement. Except as permitted by Paragraph 5(c), the exceptions in

Paragraph 5(e), and the final subparagraph of Paragraph 5, Employee and the Company agree not to make statements (including instigating or participating in the making of any statements) to clients, customers and suppliers of the Released Parties or to other members of the public that are in any way disparaging or negative towards Employee or the Released Parties or their products and services. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall operate to restrict the Employee or the Company or any Released Party from testifying truthfully under oath in any legal or administrative proceeding.
12.    Advice of Counsel, Consideration and Revocation Periods, Other Information. Employee acknowledges that the Company advised Employee to consult with an attorney prior to signing this Agreement, that Employee had twenty-one (21) days to consider whether to sign this Agreement from the date Employee first received this (Consideration Period). Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Employee acknowledges that the Company has not made any promises or threats to induce Employee to sign this Agreement before the full Consideration Period has expired. Employee has agreed with the Company that changes to this Agreement, whether material or immaterial, do not and did not restart the running of the Consideration Period. Additionally, Employee shall have seven (7) days from the date of the Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Employee returned this Agreement. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after Employee signs this Agreement provided Employee shall not have revoked this Agreement prior to such eighth day (the “Effective Date”).
13.    Applicable Law and General Provisions.
a.This Agreement shall be interpreted under the law of the State of New Jersey without reference to its conflicts of laws provisions. Any action to enforce this Agreement shall be brought in the federal or state courts in the State of New Jersey, and both parties hereby consent to the jurisdiction of such courts. This Agreement sets forth the entire agreement between the parties. Neither party is relying on any other agreements or oral representations not appearing in this document and any attachments to this document, or in documents specifically referenced by this document. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except that any prior obligations of Employee related to inventions or business ideas, and/or of the Company or any other Released Party to provide indemnification in favor of Employee, contained in any prior agreements between Employee and the Company or any Released Party remain intact. Notwithstanding anything to the contrary in any other document between the Employee and the Company or any other Released Party (including, without limitation, any provisions which might otherwise survive any termination of the Employee’s employment), from and after the Termination

Date, the Employee shall no longer be bound by, subject to, or have or be deemed to have, any restrictive covenants or obligations to, in respect of or in favor of the Company or any Released Party, any and all of which are hereby superseded, waived, cancelled and terminated, except as may be expressly otherwise set forth in this Agreement and those, if any, relating to the assignment of intellectual property.
a.In the event of the death of the Employee prior to the Company’s having made or paid to the Employee any or all of the payments and benefits referenced in this Agreement, notwithstanding anything in this Agreement to the contrary, the Second Release will not be required to be signed and the Company shall instead make or pay to the Employee’s estate, if, as and when otherwise due hereunder, all such then remaining payments and benefits
14.    Non-Solicitation. During Employee’s employment and for a period of one (1) year thereafter, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or on behalf of any other person, firm, corporation or business entity: (a) solicit or attempt to solicit, service or attempt to service, in either case for the purpose of obtaining the business of any customer of the Company (or any affiliate) to the extent the business solicited is competitive with the business of the Company (or any affiliate); (b) solicit or attempt to solicit, hire or attempt to hire, any person who is an employee of the Company (or any affiliate) with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (c) induce or attempt to induce any person who is an employee of the Company (or any affiliate) to terminate or limit his or her service or other relationship with the Company (or any affiliate). Employee acknowledges that any breach of this Section 14 could lead to irreparable harm to the Company.
15.    Confidentiality.

a. Without prejudice to the common-law duties which the Employee owes to the Group, the Employee shall not, except in the proper performance of her duties or as provided in the final subparagraph of Paragraph 5 or as compelled by law, copy, use or disclose to any person any of the Group’s trade secrets or confidential and proprietary information. This restriction will continue to apply after the Termination Date, but will not apply to trade secrets or confidential and proprietary information which become public other than through unauthorized disclosure by the Employee. The Employee shall not engage in the unauthorized copying, use or disclosure of such information. For the purposes of this Agreement, trade secrets and confidential information include but will not be limited to any such confidential and proprietary technical data, information technology and know-how relating to the Group, customer lists, pricing information, information relating to the Group’s marketing and financial strategies, marketing materials, financial information and any other information concerning the affairs of the Group or the personnel of the Group which is for the time being confidential, which the Employee is told is confidential or which by its nature is obviously confidential and whether such information is in written, oral, visual, electronic or any other form.

b.    The Employee further acknowledges that, as Executive Vice President, and a senior leader of the Group’s leadership, she has learned and is aware of the most highly confidential asserted and unasserted claims and threats of a legal nature, as well as the most highly confidential legal information pertaining to the Group. As a result, she hereby acknowledges and affirms her continuing professional and legal obligations to the Group, pursuant to common law, statutory law, and all other applicable privileges and doctrines, to hold in the strictest confidence, and not to disclose, all such information, in any context, except as may be compelled by law or as permitted in the final subparagraph of Paragraph 5 or in Section 15(d). In addition, she agrees to maintain the confidentiality of all Group-privileged or confidential and proprietary information including, without limitation, attorney-client privileged communications with in-house and outside counsel and attorney work product, unless disclosure is expressly authorized by the Group’s legal or compliance department, or otherwise compelled by law.
a.The Employee further agrees and understands that the obligations described in this Section 15 shall apply to and be binding upon her in all circumstances except as may be compelled by law or as provided in Paragraph 15(d) or the final subparagraph of Paragraph 5, including but not limited to any employment she may accept.
b.The Employee acknowledges that she has received the following notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document identifying the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
16.    Jury trial Waiver. The Parties agree to waive any right to a trial by jury regarding any dispute, claim or cause of action arising out of, concerning, or related to, the Employee’s employment, her separation from employment, or this Agreement.

17.    Legal Counsel. The Employee is hereby advised of her right to consult with an attorney before signing this Agreement, which includes a jury trial waiver and a waiver of age discrimination claims. The Employee further acknowledges that she has had the opportunity to seek legal counsel prior to signing this Agreement.

18.    Severability. The various covenants and provisions of this Agreement are severable and shall constitute independent and distinct binding obligations. If any one or more of the provisions contained in this Agreement shall be finally determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law, such provisions shall be deemed automatically amended so as to be enforceable to the fullest extent (if any) permitted by applicable law, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

19. Representations and Warranties. THE EMPLOYEE REPRESENTS AND WARRANTS THAT (i) SHE HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND THAT THE PAYMENTS AND BENEFITS SET FORTH IN SECTION 3 OF THIS AGREEMENT CONSTITUTE ADEQUATE CONSIDERATION FOR THIS AGREEMENT, AND ARE IN ADDITION TO ANYTHING WHICH THE EMPLOYEE IS ALREADY ENTITLED, (ii) IF SHE DOES NOT SIGN THIS AGREEMENT OR SHE SIGNS AND TIMELY UNDER SECTION 12 ABOVE REVOKES THIS AGREEMENT, SHE IS NOT ENTITLED TO THE PAYMENTS AND BENEFITS SET FORTH IN THIS AGREEMENT, AND (iii) THE EMPLOYEE’S SIGNATURE ON THIS AGREEMENT IS BINDING UPON HER AND UPON HIS SUCCESSORS, ASSIGNS, AND ANY OTHER PERSON CLAIMING RIGHTS ON HER BEHALF. THE EMPLOYEE’S SIGNATURE BELOW AFFIRMS THAT SHE IS ENTERING INTO THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, PROMISES OR STATEMENTS BY THE COMPANY OR BY ANY OF THE OTHER RELEASED PARTIES NOT SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT SPECIFICALLY REFERRED TO IN THIS AGREEMENT.

Allow for signatures in counterparts and electronically via pdf.

Date:____________	Lawrence F. Metz EVP, General Counsel & Secretary	_______________________________ Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding, subject to her right of revocation contained in Section 12 above.

Date:____________	Karen Schmitt _________________________ NAME	_______________________________ Signature
APPENDIX A

THIS IS AN IMPORTANT LEGAL DOCUMENT CONTAINING A RELEASE OF CLAIMS
AGAINST MAIDEN HOLDINGS, LTD. PLEASE REVIEW CAREFULLY WITH YOUR ATTORNEY BEFORE SIGNING.
Second General Release and Waiver of Rights and Claims
This SECOND GENERAL RELEASE AND WAIVER OF RIGHTS AND CLAIMS (“Second Release”) is entered into between Karen Schmitt (the “Employee”), and MAIDEN HOLDINGS, LTD. (the “Company”) (Collectively the “Parties” and individually, a “Party”).

1.
This document refers to the Separation Agreement and First General Release (“Agreement”) between Karen Schmitt (“Employee”) and Maiden Holdings, Ltd. (the “Company”), dated August 14, 2018. (the “Agreement.”)

2.
By signing this document, and in consideration of the Second Payment to be made to her under the Agreement (as such term is defined therein), Employee acknowledges and reaffirms all of the terms of the Agreement as of the date she signs this Second General Release and Waiver of Rights and Claims (“Second Release”), including but not limited to her waiver and release of claims in Section 5 of the Agreement, subject to the exceptions set forth therein, and her post-termination obligations specified under the Agreement.  Employee understands and agrees that for purposes of this reaffirmation, the “date she signs this Agreement” (or equivalent phrases) referred to in Section 5 of the Agreement, shall be the date she signs this Second Release.  Therefore, she is releasing all claims, as set forth in that Agreement, subject to the exceptions set forth therein, up to and including the date she signs this Second Release.

3.
By signing this document, and in consideration of Employee’s promises and release of claims under this Second Release, the Company acknowledges and reaffirms all of the terms of the Agreement as of the date this Second Release is signed on its behalf, including but not limited to its waiver and release of claims in Section 5 of the Agreement, subject to the exceptions set forth therein, and its post-termination obligations under the Agreement.  The Company understands and agrees that for purposes of this reaffirmation, the “date the Company signs this Agreement” (or equivalent phrases) referred to in Section 5 of the Agreement, shall be the date this Second Release is signed on behalf of the Company.  Therefore, the Company is releasing all claims, as set forth in that Agreement, subject to the exceptions set forth therein, up to and including the date this Second Release is signed on its behalf.

4.
Employee acknowledges that she was given at least 21 days to consider this Second Release following her last day of employment, that she was advised to and did consult with an attorney before signing this Second Release, and that she has 7 days after signing it to revoke it if she changes her mind.  This Second Release agreement shall become effective on the eighth day after Employee signs this Second Release, provided that she has not timely revoked it prior to such time pursuant to Section 4 above (this Second Release’s “Effective Date”).

THE EMPLOYEE REPRESENTS AND WARRANTS THAT (i) SHE HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS SECOND RELEASE AND THAT THE SECOND PAYMENT AS DEFINED AND SET FORTH IN THE SEPARATION AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS SECOND RELEASE, AND IS IN ADDITION TO ANYTHING WHICH THE EMPLOYEE IS ALREADY ENTITLED, (ii) IF SHE DOES NOT SIGN OR SIGNS AND TIMELY UNDER SECTION 4 ABOVE REVOKES THIS SECOND RELEASE, SHE IS NOT ENTITLED TO THE SECOND PAYMENT SET FORTH IN THE SEPARATION AGREEMENT, AND (iii) THE EMPLOYEE’S SIGNATURE ON THIS SECOND RELEASE IS BINDING UPON HER AND UPON HER SUCCESSORS, ASSIGNS, AND ANY OTHER PERSON CLAIMING RIGHTS ON HER BEHALF. THE EMPLOYEE’S SIGNATURE BELOW AFFIRMS THAT SHE ENTERED INTO THIS SECOND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, PROMISES OR STATEMENTS BY THE COMPANY OR BY ANY OF THE OTHER RELEASED PARTIES NOT SET FORTH IN THE SEPARATION AGREEMENT, THIS SECOND RELEASE, OR ANY DOCUMENTS SPECIFICALLY REFERRED TO IN SUCH AGREEMENTS.
Allow for signature in counterparts and electronically via pdf.

Date:____________	Lawrence F. Metz EVP, General Counsel & Secretary	_______________________________ Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding, subject to her rights of revocation contained in Section 4 above.

Date:____________	Karen Schmitt _________________________ NAME	_______________________________ Signature

[Note: Do not sign before Termination Date]